OPTON HANDLER, FEILER & LANDAU, LLP
                                Attorneys at Law
                              52 Vanderbilt Avenue
                         New York, New York 10017-3808



                                                                   July 15, 1997
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

     Re: DHB Capital Group, Inc.
         Registration Statement on Form SB-2

Dear Sirs:

In connection with the above referenced Registration Statement filed by DHB Capital Group, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), relating to the sale of 1,850,000 shares of Common Stock of the Company, par value $.001 per share, (the "Common Stock") by Selling Shareholders:

We have reviewed the Certificate of Incorporation and By-Laws of the Company, as amended, records of certain of the Company's corporate proceedings as reflected in the company's minute books and have examined such authorities and statutes as we have deemed relevant to the opinions set forth hereinafter.

Based upon the foregoing, it is our opinion that:

The shares of Common Stock all of which are issued and outstanding will be, when sold in accordance with the terms and conditions set forth in the Prospectus constituting a part of the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof.

Very truly yours,


OPTON HANDLER, FEILER & LANDAU, LLP

BY: /s/Peter Landau
    ---------------
    Peter Landau